SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported) April 18, 2003



Commission      Registrant; State of Incorporation;          I.R.S. Employer
File Number     Address; and Telephone Number               Identification No.
-----------     --------------------------------------      ------------------

333-21011       FIRSTENERGY CORP.                               34-1843785
                (An Ohio Corporation)
                76 South Main Street
                Akron, Ohio  44308
                Telephone (800)736-3402





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Item 5.  Other Events


     On April 18, 2003, FirstEnergy Corp. divested its ownership in GPU Empresa Distribuidora Electrica Regional S.A. and affiliates (Emdersa) through the abandonment of its shares in Emdersa's parent company, GPU Argentina Holdings, Inc. The abandonment involved the tendering of FirstEnergy's shares in GPU Argentina Holdings back to that company.

     Since the merger with the former GPU, Inc. in November of 2001, FirstEnergy has explored a variety of alternatives to divest Emdersa, an electric distribution holding company in Argentina, which was acquired through the merger. However, difficult economic conditions in Argentina have prevented FirstEnergy from completing a sale transaction.

     Prior to the abandonment, FirstEnergy recorded a foreign currency translation adjustment (CTA) loss of $90 million through its other comprehensive income (OCI) - a component of common shareholders' equity. The CTA reduced FirstEnergy's common shareholders' equity and did not affect its net income.

     As a result of the abandonment, FirstEnergy will recognize a one-time, non-cash charge of $63 million, or $0.21 per share in the second quarter of 2003. This charge is the result of realizing the CTA losses through its current period earnings ($90 million, or $0.30 per share), partially offset by the gain recognized from eliminating its investment in Emdersa ($27 million, or $0.09 per share). Since FirstEnergy had previously recorded $90 million of CTA adjustments in OCI, the net effect of the $63 million charge will be an increase in common shareholders' equity of $27 million.

     The $63 million charge does not include the anticipated income tax benefits related to the abandonment. These tax benefits will be fully reserved during the second quarter. FirstEnergy anticipates tax benefits of approximately $129 million, of which $50 million would increase net income in the period in which it becomes probable those benefits will be realized. The remaining $79 million tax benefit would reduce goodwill recognized in connection with the acquisition of GPU. When realized, the $129 million of tax benefits will represent positive cash flow for FirstEnergy and increase common shareholders' equity by $50 million.

     This Form 8-K includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms "anticipate," "potential," "expect," "believe," "estimate" and similar words. Actual results may differ materially due to the speed and nature of increased competition and deregulation in the electric utility industry, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy market prices, legislative and regulatory changes (including revised environmental requirements), availability and cost of capital, inability to accomplish or realize anticipated benefits of strategic goals and other similar factors.

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                                    SIGNATURE



     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


April 18, 2003



                                             FIRSTENERGY CORP.
                                             -----------------
                                                Registrant



                                             /s/ Jeffrey R. Kalata
                                             --------------------------
                                                 Jeffrey R. Kalata
                                                Assistant Controller

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